Exhibit 3.31

ARTICLES OF INCORPORATION
OF
MEDTEC AMBULANCE CORPORATION

ARTICLE I
Name

The name of the Corporation is Medtec Ambulance Corporation.

ARTICLE II
Purposes

The purposes for which the Corporation is formed are:

To engage in any commercial and/or industrial enterprise calculated to be profitable to this Corporation and in conformity with laws of the State of Indiana.

ARTICLE III
Period of Existence

The period during which the Corporation shall continue is Perpetual.

ARTICLE IV
Resident Agent and Principal Office

Section 1.  Resident Agent.  The name and address of the Corporation’s Resident Agent for service of process is Robert B. Beeson, 222 North Main Street, Goshen, Indiana  46526.

Section 2.  Principal Office.  The post office address of the principal office of the Corporation is 64697 U. S. 33 East, Goshen, Indiana  46526.

ARTICLE V

Authorized Shares

Section 1.  Number of Shares:

The total number of shares which the corporation is to have authority to issue if 1,000.

A.            The number of authorized shares which the corporation designates as having par value is -0- with a par value of $-0-.

B.            The number of authorized shares which the corporation designates as without par value is 1,000.

Section 2.  Terms of Shares (if any):

A.            All of the authorized shares of capital stock shall consist of common stock and all common stock shall be alike in every respect.

B.            All common stock shall be non-assessable.

C.            Transfers of shares shall be governed by the By-Laws, subject to Acts of 1963, Ch. 317 (The Uniform Commercial Code) as amended, from time to time.

ARTICLE VI

Requirements Prior to Doing Business

The Corporation will not commence business until consideration of the value of at least $1,000 (one thousand dollars) has been received for the issuance of shares.

ARTICLE VII

Director(s)

Section 1.  Number of Directors:  The initial Board of Directors is composed of four (4) member(s).  The number of directors may be from time to time fixed by the By-Laws of the Corporation at any number.  In the absence of a By-Law fixing the number of directors, the number shall be four (4).

Section 2.  Names and Post Office Addresses of the Director(s):  The name(s) and post office address(es) of the initial Board of Director(s) of the Corporation is (are):

Name	Number and Street or Building	City	State	Zip Code

Lester A. Prothe	Box 328	Leesburg	IN	46538

Richard T. McCoy	206 East Electric Court	Sturgis	MI	49091

Patricia A. Prothe	Box 328	Lessburg	IN	46538

Laura M. McCoy	206 East Electric Court	Sturgis	MI	49091

Section 3.  Qualifications of Directors (if any):  Directors need not be shareholders of the corporation.

ARTICLE VIII

Incorporator(s)

The name(s) and post office address(es) of the incorporator(s) of the Corporation is (are):

Name	Number and Street or Building	City	State	Zip Code

Lester A. Prothe	Box 328	Leesburg	IN	46538

Richard T. McCoy	206 East Electric Court	Sturgis	MI	49091

ARTICLE IX

Provisions for Regulation of Business

And Conduct of Affairs of Corporation

1.             In addition to the powers and authorities hereinabove or by statute expressly conferred, the Board of Directors is hereby authorized to exercise all such powers and to do all such acts and things as may be exercised or done by a corporation organized and existing under the provisions of The Indiana General Corporation Act.

2.             The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by the provisions of the Indiana General Corporation Act of any other pertinent enactment of the General Assembly of the State of Indiana and all rights and powers conferred hereby on stockholders, directors and/or officers are subject to this reserve power.

3.             If this Corporation enters into contracts or transacts business with one or more of its directors or with any firm of which one or more of its directors are members or with any other corporation or association of which one or more of its directors are shareholders, directors or officers, such contract or transaction shall not be invalidated or in any way affected by the fact that such director or directors have or may have interests herein which are or might be adverse to the interests of this Corporation, provided that such contract or transaction is entered into in good faith.

4.             The Board of Directors of the Corporation shall have the power, without the assent of vote of the shareholders, to make, alter, amend or repeal the Code of By-Laws of the Corporation, but the affirmative vote of a majority of the members of the Board of Directors, for the time being, shall be necessary to make such Code or to affect any alteration, amendment or repeal thereof.  All provisions for the regulation of the business and management of the affairs of the Corporation shall be stated in the By-Laws.

5.             Meetings of the shareholders of the Corporation be held at such place, within or without the State of Indiana, as may be specified in the respective notices, or waivers of notice, thereof.  Any action which may be taken at a meeting of the shareholders, may be taken without a meeting if, prior to such action, a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such written consent is filed with the minutes of the proceedings of the shareholders.

6.             Meetings of the Directors of the Corporation shall be held at such place within or without the State of Indiana, as may be specified in the respective notices, or waivers or notice thereof.  Any action, required or permitted to be taken at any meeting or the Board of Directors or of any committee thereof may be taken without a meeting, if prior to such action a written consent to such action is signed by all members of the Board or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

7.             Any action required or permitted to be taken at any meeting of the Board of Directors of any committee thereof may be taken without a meeting if, prior to such action, a written consent thereto is signed by all of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors of such committee.